UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2012

Progress Software Corporation

(Exact name of registrant as specified in its charter)

Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

14 Oak Park

Bedford, Massachusetts 01730

(Address of principal executive offices, including zip code)

(781) 280-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition.

On January 3, 2012, Progress Software Corporation issued a press release announcing its financial results for the fiscal fourth quarter and fiscal year ended November 30, 2011. The company also posted a copy of its supplemental prepared remarks with respect to the completed fiscal quarter on the investor relations section of its website at www.progress.com. A copy of the press release and prepared remarks are attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not deemed incorporated by reference into any other filing of the company, whether made before or after the date of this report, regardless of any general incorporation language in the filing.

We disclosed non-GAAP financial measures in the press release and prepared remarks for the fiscal quarters and the fiscal years ended November 30, 2011 and 2010. These non-GAAP measures include revenue, cost of revenue, sales and marketing expense, product development expense, general and administrative expense, operating income, operating margin, net income, effective tax rate and earnings per share. We provide non-GAAP financial measures to enhance the overall understanding of our current financial performance and prospects for the future and to enable investors to evaluate our performance in the same way that management does. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. Management uses these same non-GAAP financial measures to evaluate performance, allocate resources, and determine compensation. These non-GAAP financial measures are also utilized by analysts to calculate consensus estimates. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on our financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

In the noted fiscal periods, we made the following adjustments to our GAAP financial results to arrive at our non-GAAP financial measures:

•

Fair value of acquired deferred revenue – We included revenue in our non-GAAP financial measures that had been written-off for GAAP purposes as part of purchase accounting rules, which require that we write-down acquired deferred maintenance and services revenue to fair value at the date of acquisition. This adjustment adds back the portion of revenue that would have been recognized based on the book value acquired, and impacts all periods presented except for the fiscal fourth quarter ended November 30, 2011.

•

Amortization of acquired intangibles – In all periods presented, we excluded amortization of acquired intangibles because such expenses are unrelated to our core operating performance and the intangible assets acquired vary significantly based on the timing and magnitude of our acquisition transactions and the maturities of the businesses acquired.

•

Stock-based compensation – In all periods presented, we excluded stock-based compensation to be consistent with the way the financial community evaluates our performance and the methods used by analysts to calculate consensus estimates.

•

Transition expense – In all periods presented in fiscal 2011, we excluded incremental costs to transform our cost structure to a more efficient cost model. These expenses were primarily incurred in our product development and general and administrative areas and are not part of our core operating results.

•

Restructuring expense – In all periods presented, except for the fiscal fourth quarter ended November 30, 2011, we excluded restructuring expenses incurred because such expenses distort trends and are not part of our core operating results.

•

Stock option investigation expense – We excluded a credit from an insurance reimbursement related to our stock option investigation, which was in excess of previously estimated amounts, and is included in general and administrative expenses. These expenses are not part of our core operating results, and impacted the fiscal year ended November 30, 2010.

•

Acquisition-related expense – In the fiscal years ended November 30, 2011 and 2010, and the fiscal fourth quarter ended November 30, 2011, we excluded acquisition-related expenses because such expenses distort trends and are not part of our core operating results.

•

Insurance settlement – In the fiscal year ended November 30, 2010, we excluded an insurance settlement gain from a pre-acquisition contingency assumed as part of a prior acquisition. This settlement is not part of our core operating results.

•

Income tax adjustment – In all periods presented, we adjusted our provision for income taxes by excluding the tax impact of the non-GAAP adjustments discussed above. The non-GAAP provision for income taxes was calculated using an effective tax rate of 34.5% and 31.7% for the fiscal quarter and year ended November 30, 2011, respectively, and 31.7% and 33.5% for the fiscal quarter and year ended November 30, 2010, respectively. The non-GAAP effective tax rate for the year ended November 30, 2010 also excludes a one-time benefit of $2.5 million.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Press release dated January 3, 2012

99.2	Prepared Remarks

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2012	Progress Software Corporation

	By:	/s/ Charles F. Wagner
Charles F. Wagner, Jr.
Executive Vice President, Finance & Administration and Chief Financial Officer